UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 11, 2007
(Date of Earliest Event Reported)
West Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)
Registrant’s telephone number, including area code: (402) 963-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Second Amendment to Credit Agreement
     On May 11, 2007, West Corporation (“West” or the “Company”), Omnium Worldwide, Inc., a subsidiary of West (“Omnium”), as borrower and guarantor, and Lehman Commercial Paper Inc. (“Lehman”), as administrative agent, entered into Amendment No. 2 (the “Second Amendment”) to the credit agreement, dated as of October 24, 2006, by and among West, Lehman, as administrative agent, the various lenders party thereto, as lenders, and the other agents named therein, as amended by Amendment No. 1, dated as of February 14, 2007, among West, certain domestic subsidiaries of West and Lehman (as so amended, the “Credit Agreement”).
     The terms of the Second Amendment include an expansion of the term loan credit facility by $135.0 million in incremental term loans. After the expansion of the term loan credit facility, the aggregate facility is $2.4 billion. In connection with the Second Amendment, Omnium delivered a Supplement to the Guaranty Agreement, dated as of October 24, 2006, and a Supplement to the Security Agreement, dated as of October 24, 2006, which supplements work to, among other things, include Omnium as a guarantor and a grantor, respectively, under the Credit Agreement.
     The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	Amendment No. 2, dated as of May 11, 2007, by and among West, Omnium and Lehman, as administrative agent, to the credit agreement, dated as of October 24, 2006, by and among West, Lehman and the various lenders party thereto, as lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: May 15, 2007	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2, dated as of May 11, 2007, by and among West, Omnium and Lehman, as administrative agent, to the credit agreement, dated as of October 24, 2006, by and among West, Lehman and the various lenders party thereto, as lenders.